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                                                                   Exhibit 10.72

                      Brown & Sharpe Manufacturing Company
                                 Precision Park
                              200 Frenchtown Road
                      North Kingstown, Rhode Island  02852


Mr. C. John Cooke
Tesa Metrology Ltd.
P.O. Box 418
Telford, Shropshire  TF7 4QN
England

Dear Mr. Cooke:

I have the pleasure to reconfirm that the Board of Directors of Brown & Sharpe has appointed you at its Oct. 28, 1991 meeting, to the position of Vice President of Brown & Sharpe and General Manager of the Custom Metrology Division.

The following employment terms and conditions shall apply to this new position as from Sept. 1, 1991.

1.  Job Description

    According to the job description attached herewith in Appendix A.

2.  Base Salary

    Your annual gross salary is increased retroactively per Sept. 1, 1991 to (Pounds) 56.000 per annum. This salary shall be increased on June 1, 1992 to (Pounds) 66.000 and shall thereafter be reviewed at the time of subsequent annual salary reviews.

3.  Bonus

    You will be entitled to a performance bonus according to the provisions of the Brown & Sharps Profit Incentive Plan. Your potential maximum bonus shall amount to 40% of base salary in accordance with the results obtained to mutually agreed objectives and terms which shall be determined from time to time.

4.  Stock Option
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    You will participate in the Brown & Sharpe stock option plan. The terms of this grant will be specified separately.

5.  Working conditions, Insurances, Pension Fund and other Benefits

    The local practices in Tesa Metrology Ltd. (U.K.) shall continue to apply.

6.  Prohibition of Competition

    During the term of your employment contract and for two years thereafter, you agree not to engage yourself in any business competing with Brown & Sharpe or its affiliates, directly or indirectly, as an owner, a partner, an employee or a counsel.

7.  Termination

    Your employment contract can be terminated at any time by either party, provided that the party who decides to cancel this contract gives a six month's prior written notice of termination to the other party.

8.  Effects of Termination

    If Brown & Sharpe decides to terminate your employment contract for another cause than retirement, you shall be entitled to a termination indemnity corresponding to two years of your base salary plus two years bonus calculated on the basis of the average annual bonus granted over the last five years before termination.

    This indemnity shall be paid to you in full by Brown & Sharpe if the termination occurs before you reach the age of 63. Thereafter, this indemnity shall be reduced taking into consideration that the normal age of retirement is 65.

    No indemnity shall be due if you terminate this contract or if you commit a serious professional misdemeanour which would allow Tesa Metrology Ltd or Brown & Sharpe to immediately cancel your employment contract.

9.  Notice

    Notice including notice of termination under this agreement shall be deemed to have been made when a written notice has been sent to the other party by registered mail addressed as follows:


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    To Tesa Metrology Ltd and
    Brown & Sharpe Manufacturing Company

    Attn:  Fred Stuber, President & CEO

    c/o Tesa SA
    Rue du Bugnon 38
    CH - 1020 Renens
    Switzerland

    To:

    Mr. C. John Cooke
    Tesa Metrology Ltd
    P.O. Box 418
    Halesfield 8
    Telford, Shropshire TF7 4QN
    England

Would you please sign the attached copy of this letter agreement and return it to the above mentioned address.



Fred Stuber
President & CEO

                                           Accepted
                                           Date:

                                           C. John Cooke


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